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                                 FOLEY & LARDNER




CHICAGO                            FIRSTAR CENTER                     SACRAMENTO
DENVER                        777 EAST WISCONSIN AVENUE                SAN DIEGO
JACKSONVILLE                MILWAUKEE, WISCONSIN 53202-5367        SAN FRANCISCO
LOS ANGELES                    TELEPHONE (414) 271-2400              TALLAHASSEE
MADISON                        FACSIMILE (414) 297-4900                    TAMPA
MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH
                               WRITER'S DIRECT LINE
                                  414/297-5729

EMAIL ADDRESS                                               CLIENT/MATTER NUMBER
jmcgaffey@foleylaw.com                                               999100-0501

                                January 24, 2001


Blue Cross & Blue Shield United of Wisconsin
401 West Michigan Street
Milwaukee, WI  53203

Ladies and Gentlemen:

          You have requested our opinion as to material federal income tax consequences of (i) the conversion of Blue Cross & Blue Shield United of Wisconsin, a nonprofit hospital insurance service corporation ("BCBSUW") into a for-profit stock corporation (the "Conversion") and (ii) the transfer by Wisconsin BC Holdings LLC, a Wisconsin Limited Liability Company ("BC Holdings"), of the stock it owns in BCBSUW to United Wisconsin Services, Inc., a Wisconsin corporation ("UWS") in exchange for 31,313,390 shares of Common Stock of UWS and $500,000 in cash (the "Share Exchange") pursuant to the Share Exchange Agreement dated August 22, 2000 (the "Agreement") by and among BCBSUW, BC Holdings and UWS as more completely described below and as described in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by UWS with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and/or the Proxy Statement/Prospectus.

A.   STATEMENT OF FACTS.

          BCBSUW is a health insurer organized as a nonprofit hospital insurance service corporation that will be converted into a for profit stock company in accordance with the Wisconsin statutes and pursuant to orders of the Wisconsin Office of the Commissioner of Insurance ("OCI"). It offers traditional indemnity and other managed health care products and services to groups and individuals in Wisconsin and through a wholly-owned subsidiary processes Medicare claims for providers and Medicaid claims for the State of Wisconsin.

          BC Holdings is a non-operating Limited Liability Company to which all the stock of BCBSUW will be issued in the Conversion. It was formed for the purposes of effecting the Share Exchange. All of the interest in BC Holdings is owned by Wisconsin United for Health Foundation, Inc. ("Foundation").



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Foley & Lardner
Blue Cross & Blue Shield United of Wisconsin
January 24, 2001,
Page 2


          UWS is a leading provider of managed health care services and employee benefit products. As of September 30, 2000, its outstanding shares of stock consisted of 16,939,682 shares of common stock, no par value per share ("UWS Common Stock"). The shares of UWS Common Stock are widely held and publicly traded.

          The Agreement provides for the transfer of all of the BCBSUW stock owned by BC Holdings as a result of the Conversion to UWS in exchange for UWS stock and cash.

          The UWS Board of Directors has determined that the Share Exchange is desirable since, among other reasons it will: combine the business and operations of UWS and BCBSUW; improve the public image of the combined entity by establishing a large public benefit foundation; maintain the stability of the license agreement with the Blue Cross and Blue Shield Association for the use of the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks; and create an entity with greater combined resources and prospects than either company could achieve on a stand-alone basis.

          The BCBSUW Board of Directors has determined that the future success of the company is dependent on its Conversion and being part of a publicly owned corporation in order to have access to capital, the ability to combine with UWS preserving the benefits of current inter-company relationships and economies of scale and elimination of confusion in the investment community over corporation strategy and operations arising from BCBSUW's relationship to UWS.

          BC Holdings has determined that the Share Exchange is in the best interests of BC Holdings and its sole member because, among other reasons, it will cause BCBSUW to be part of a publicly traded company giving it access to capital to compete in the business of insurance and permit its sole member to obtain liquidity.

          After the Share Exchange BC Holdings will be dissolved and the 31,313,390 shares of UWS common Stock and the $500,000 of cash will be distributed to the Foundation. UWS's Articles of Incorporation and Bylaws will be amended and restated to reflect changes necessary to effectuate the combination and its name will be changed to "Cobalt Corporation."

B.   REPRESENTATIONS.

          The description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Share Exchange" and our opinion as stated herein are based upon and subject to:

               (i) The Conversion being effected in the manner described in the Proxy Statement/Prospectus and in accordance with the order of OCI. The Conversion does not result in the liquidation or dissolution of BCBSUW but its conversion from a nonprofit hospital insurance corporation to a stock corporation.

               (ii) The Share Exchange being effected in the manner described in the Proxy Statement/Prospectus and in accordance with the Agreement. The accuracy and completeness of the statements concerning the Share Exchange set forth in the Proxy Statement/Prospectus.



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Foley & Lardner
Blue Cross & Blue Shield United of Wisconsin
January 24, 2001,
Page 3

               (iii) The accuracy of certain representations made to us by BCBSUW and the continued accuracy of such representations at all times through the Effective Time.

               (iv) The Foundation being a tax exempt entity under Section 501(c)(4) and not being a private foundation as defined in Section 509(a).

C.   OPINIONS.

          Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

          1.   The Conversion:

               (i) The Conversion should qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Each of UWS and BCBSUW will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

               (ii) No gain or loss should be recognized by BCBSUW as a result of the Conversion.

               (iii) No gain or loss will be recognized by BC Holdings or the Foundation. Section 354

               (iv) The basis of the assets of BCBSUW should remain the same except for any additional basis for purposes of gain or loss determined by the fair market value on January 1, 1987 pursuant to Section 1012(c)(3)(ii) of Public Law 99-514.

               (v) The holding period for the assets of BCBSUW should remain the same.

          If, contrary to our opinion, the Conversion is determined not to be a tax free reorganization under Section 368(a), BCBSUW may incur gain on the difference between the fair market value of its assets and their tax basis.

          2.   The Share Exchange:

               (i) The Share Exchange will be deemed a taxable acquisition of the stock of BCBSUW by UWS. See Sec 368(a)(1)(B) (solely voting stock requirement) and Sec 351.

               (ii) BC Holdings will be disregarded for tax purposes. Regs.Section.301.7701-3(b)(1)(ii).

               (iii) The Foundation's deemed exchange of BCBSUW stock although a taxable sale will not result in tax since the Foundation is tax exempt.

               (iv) UWS's income tax basis in the stock of BCBSUW will be its fair market value at the Effective Time.



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Foley & Lardner
Blue Cross & Blue Shield United of Wisconsin
January 24, 2001,
Page 4


               (v) UWS's holding period in the BCBSUW stock will commence at the Effective Time.

               (vi) The income tax basis of UWS Common Stock received by the Foundation pursuant to the Share Exchange will be its fair market value at the Effective Time.

               (vii) The holding period of UWS Common Stock received by the Foundation in the Share Exchange will commence at the Effective Time.

          3.   Material Change:

               (i) After the Conversion and the Share Exchange it is more likely than not that BCBSUW will have had a "material change" as that term is used in Section 833(c)(2)(C) of the Code.

               (ii) BCBSUW, therefore, will have to reduce its unearned premium reserve by 20%. Section 833(a)(3)

               (iii) BCBSUW, therefore, may no longer have an adjustment to its adjusted tax basis for gain or loss equal to the fair market value on January 1, 1987 as provided in Section 1012(c)(3)(ii) of Public Law 99-514.

               (iv) BCBSUW, therefore, will no longer be able to take a Section 833(b) deduction.

D.   LIMITATIONS.

          We express no opinion on the following matters:

               (i) The tax treatment of the Conversion or Share Exchange under other provisions of the Code and the regulations thereunder.

               (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Share Exchange that are not specifically addressed herein.

               (iii) The tax treatment of the Conversion or Share Exchange under the laws of any state or commonwealth or any other jurisdiction other than the United States.

          Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures, and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any of such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the


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Foley & Lardner
Blue Cross & Blue Shield United of Wisconsin
January 24, 2001,
Page 5


subject of judicial or administrative proceedings. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect)
(i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

          As explained above, our opinions, as set forth herein, are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Conversion or Share Exchange may become inapplicable.

          We hereby consent to the reference to our firm under the caption "United States Federal Income Tax Considerations of the Combination" in the Prospectus which is filed as part of the above-mentioned Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we hereby disclaim that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                             Very truly yours,

                                             /s/ Foley & Lardner

                                             FOLEY & LARDNER